Exhibit (a)(1)(E)

Option Exchange Program

Important Disclaimers • Cresco cannot advise you about what to do – this is a financial decision that is entirely yours • This program is regulated by the SEC, and there are strict guidelines • We know this program is complex, but if you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have questions, email equity@crescolabs.com • You must complete your tender offer on time • By 10:59 pm CT/11:59 PM Eastern on September 17, 2025 • This is a one-time event and is only 20 business days long – schedule time for yourself now to review the materials

Agenda • Overview • Option Exchange Program Overview • How an Option Exchange Works • Eligibility • Eligible options • New RSUs • Timeline for exchange • Process • Important disclaimers • Q & A – send all questions to: equity@crescolabs.com

• Equity is an important component of your Total Rewards package at Cresco Labs • Many stock options granted to date are “underwater” • That means the exercise price is greater than the current stock price • You are our most important asset we want to incentivize, motivate and reward you • The Option Exchange Program is an opportunity to trade underwater stock options for Restricted Stock Units (“RSUs”) • Applies to most stock options that have an exercise price at or above $2.25 or has an expiration date on or prior to September 30, 2030 • New RSUs will have a new vesting schedule and terms • You decide whether to keep or exchange your eligible stock options Option Exchange Program Overview

How an Option Exchange Works

How An Option Exchange Works • Opportunity to exchange existing underwater options for new RSUs • Eligible option holders and eligible grants • Exchanging is not required – you can choose to retain your existing option grants • For each option exchanged, you will receive one RSU Underwater Stock Option An option whose exercise price is above the current trading price of the company’s stock

How an Option Exchange Works • The offer to exchange is managed through a formal process called a “tender offer” • Offer is open from August 20th to September 17th • All elections must be made by 10:59pm CT/11:59 ET on September 17, 2025 • No election changes will be accepted after this time; there will be no exceptions • If you choose to exchange: • When the option exchange period is completed, your original equity award is cancelled, and you receive a new RSU award • New grant(s), if approved, will be granted on or around September 17, 2025, subject to shareholder approval of the Option Exchange, which is expected to occur on September 16th • If you do not elect to exchange: • Your original option grant will remain with its original terms and conditions • You can change your election as often as you want until the exchange period closes. When it closes, your decision is locked. There will be no exceptions. Important: New award grants will only be issued if approved by shareholders at the Company’s AGM

Eligibility

Eligibility • Our executive officers, including our CEO, and other members of our senior leadership team • All other employees are not eligible • Have options that are eligible for the exchange • Granted through Cresco Labs equity incentive plans

Eligible Options | An Outstanding Option Either expires on or before September 30, 2030 Or has a grant date strike price greater than $2.25 Granted under the Cresco Labs 2018 Long-Term Incentive Plan Option price, exercise price, grant price and strike price – four terms that mean the same thing – the price you pay for a share when you exercise the option.

New Award Terms

New Restricted Stock Units Expected grant date – September 17, 2025 (Subject to shareholder approval of the Option Exchange) Same number of RSUs granted as Options Exchanged New vesting schedule for new RSUs 1/3 will vest on the one-year exchange anniversary annually for 3 years

What is a Restricted Stock Unit? Definition: An award that represents shares of Cresco stock Because RSUs do not have a fixed exercise price like stock options, they can never go under water. Price: Full-value shares. There is no price you pay as a recipient Value: The value is the full value of Cresco stock Vesting: The process of turning units into shares ◆ Time and continued service Release: Shares vest automatically. There is no decision to purchase. You own them at vest Taxation: Taxable at vest/delivery Termination: Unvested RSUs cancel if you leave the company, but all vested shares are yours to keep See grant agreement for termination provisions

Example Current: 1,500 eligible options at $2.25 exercise price Offer to Exchange: Would be receiving 1,500 RSUs with 3-year graded vesting Eligible Option Exercise Price Range (U.S. $) Exchange Ratio (Surrendered Eligible Options: New RSUs) $2.25 and over 1:1

Timeline for Exchange Grant Date September 17, 2025 October 2025 Siebert Financial will be updated with new grant paperwork *Dates are subject to change if offer period is extended Grant of new options and cancellation of eligible options is subject to shareholder approval of the Option Exchange Closes September 17, 2025 at 10:59 pm (CT)/11:59 PM (ET) Option Exchange Begins August 20, 2025

Process You should have received an email with details on August 20, 2025 DocuSign You can change your ‘current’ election until it closes • Email will be sent to your “primary email” that is listed in Wurk • Email will come from DocuSign via John Hammond from Aon • The election will be made through DocuSign • Your election is locked at the time the offer expires, September 17, 2025, at 10:59pm CT/11:59 PM ET • No election changes will be accepted after this time; there will be no exceptions *You will be notified of your new award details via Siebert Financial once they are available in early October

Important Disclaimers • Cresco cannot advise you about what to do – this is a financial decision that is entirely yours • This program is regulated by the SEC, and there are strict guidelines • We know this program is complex, but if you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have general questions, email equity@crescolabs.com • You must complete your tender offer on time • By 10:59 pm CT/11:59 pm ET on September 17, 2025 • This is a one-time event and is only 20 business days long – schedule time for yourself now to review the materials

Q&A